Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139415, No. 3324958, No. 3349817 on Form S-8 of the McDonald’s Corporation Profit Sharing and Savings Plan of our report dated June 27, 2007, appearing in this Annual Report on Form 11-K of the McDonald’s Corporation Profit Sharing and Savings Plan for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois

June 27, 2007